UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2021 urban-gro, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-39933	46-5158469
(Commission File Number)	(IRS Employer Identification No.)

1751 Panorama Point, Unit G

Lafayette, Colorado 80026

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (720) 390-3880

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.001 per share	UGRO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 18, 2021, urban-gro, Inc. (the “Company”) appointed James H. Dennedy as President and Chief Operating Officer, effective immediately. In connection with his appointment, the Company and Mr. Dennedy have entered into an employment agreement (the “Employment Agreement”) for an initial term of three years. The Employment Agreement provides Mr. Dennedy an annual base salary of $250,000, a signing bonus of $60,000, and eligibility to receive an incentive bonus equal to 45% of his annual base salary. Subject to stockholder approval of an equity incentive plan, Mr. Dennedy is also eligible to be awarded a restricted stock award of 40,000 shares of the Company’s common stock, vesting 25% on December 31, 2021, 35% on December 31, 2022 and 40% on December 31, 2023.

The Employment Agreement also includes severance benefits, unless Mr. Dennedy voluntarily resigns, the employment terminates due to Mr. Dennedy’s death, disability, or legal incompetence, or if the Company terminates the employment for “cause” (as defined in the Employment Agreement). If the Company terminates Mr. Dennedy’s employment without “cause,” other than upon termination following a change in control, Mr. Dennedy is entitled to receive (i) one year regular base salary and target annual incentive (if applicable) and (ii) a lump sum payment in cash in an amount equal to the total premiums that would be required to pay for 12 months of COBRA continuation coverage under the Company’s health benefit plan.

Upon a change in control, if Mr. Dennedy is terminated within 12 months without “cause” or the employment is terminated by Mr. Dennedy due to a change in position, he is entitled to (i) two times the sum of (a) his annual base salary and (b) target annual incentive, in each case determined by the greater of the rate applicable immediately prior to the change in control or the termination date, and (ii) a lump sum payment in cash in an amount equal to the COBRA payment.

James H. Dennedy, age 54, has served as a director of the Company since August 2018. Mr. Dennedy was the Chairman of the Company’s Audit Committee and a member of the Company’s Compensation Committee and Corporate Governance and Nominating Committee. Effective February 18, 2021, Mr. Dennedy resigned from the Company’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. From March 2018 to August 2019, Mr. Dennedy served as Director and Chief Financial Officer for Interurban Capital Group, a capital investment and management services company. From May 2011 through January 2017, he was the President and Chief Executive Officer of Agilysys, Inc., a company offering software solutions to the hospitality industry. Mr. Dennedy served as a director for Agilysys, Inc. (Nasdaq: AGYS) from June 2009 to January 2017. Mr. Dennedy received a Master’s degree in Economics from the University of Colorado, Boulder, a Master of Business Administration from The Ohio State University and a Bachelor of Science degree in Economics from the U.S. Air Force Academy. Mr. Dennedy has extensive financial, executive leadership, and organizational experience. Mr. Dennedy also has experience serving as a director of a public company, which brings important insights into board oversight and corporate governance matters.

Mr. Dennedy does not have any family relationships with any of the Company’s directors or executive officers or any people nominated or chosen by the Company to become a director or executive officer. Mr. Dennedy is also not a party to any transactions described by Item 404(a) of Regulation S-K.

The foregoing description of the Employment Agreement is a summary only, and accordingly, does not purport to be complete and is qualified in its entirety by the full text of the Employment Agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Company issued a press release regarding Mr. Dennedy’s appointment on February 23, 2021. The full text of the press release is furnished as Exhibit 99.1 to this Report.

Item 9.01.	Financial Statements and Exhibits.

Number	Exhibit
10.1	Employment Agreement by and between urban-gro, Inc. and James H. Dennedy, dated February 18, 2021

99.1	Press Release issued by urban-gro, Inc. on February 23, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URBAN-GRO, INC.

Date: February 23, 2021	By:	/s/ Bradley Nattrass
Bradley Nattrass
Chief Executive Officer